Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement – 2010 Annual Meeting of Shareholders

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TEAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

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200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

Notice of 2010 Annual Meeting and Proxy Statement

August 26, 2010

To Our Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2010 Annual Meeting of Shareholders of Team, Inc. The Annual Meeting will be held on Thursday, September 30, 2010 at 3:00 p.m., local time, at our headquarters located at 200 Hermann Drive, Alvin, Texas 77511. A notice of the meeting, a Proxy Statement and a proxy card containing information about the matters to be voted upon are enclosed.

In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for the fiscal year ended May 31, 2010. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2010 Annual Report on Form 10-K, it, along with this Proxy Statement, are available on our website at www.teamindustrialservices.com/proxy2010.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See “About the Annual Meeting—How do I vote by proxy?” in the Proxy Statement for more details. Instructions for each type of voting are included with the instructions on your proxy card. Returning the proxy card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

Sincerely,

Chairman of the Board of Directors and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting.

Our Proxy Statement and 2010 Annual Report are available at

www.teamindustrialservices.com/proxy2010.

TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	3:00 p.m., local time, on Thursday, September 30, 2010

Location:	Team, Inc.
200 Hermann Drive
Alvin, Texas 77511

Items of Business:	• To elect two persons to serve as Class III directors to hold office until the 2013 Annual Meeting of Shareholders (Proposal One);

• To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2011 (Proposal Two);

• Such other business as may properly come before the meeting, or any adjournment thereof.

Documents:	We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2010 Annual Report and by notifying you of the availability of our proxy materials on the internet. This Proxy Statement and our 2010 Annual Report are available at www.teamindustrialservices.com/proxy2010. Our 2010 Annual Report, including our Form 10-K for the year ended May 31, 2010, does not form a part of the material for the solicitation of proxies.

Record Date:	The shareholders of record as of the close of business on Friday, August 13, 2010 will be entitled to vote at the Annual Meeting, or any adjournment thereof. A complete list of shareholders of record entitled to vote at the Annual Meeting will be maintained in the Company’s principal executive offices at 200 Hermann Drive, Alvin, Texas 77511 for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

Proxy Voting:	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by fully completing and returning the proxy card sent to you. You also have the option of voting your shares on the Internet or by telephone. Voting instructions are printed on your proxy card and are included in the accompanying Proxy Statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement. You may also vote your shares in person by attending the Annual Meeting and requesting a written ballot.

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY.

Page
General	1
About the Annual Meeting	1
Proposal One—Election of Directors	4
Proposal Two—Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2011	5
Corporate Governance	6
The Board of Directors and Its Committees	9
Compensation of Directors	13
Executive Officers	14
Compensation Committee Report	15
Compensation Discussion and Analysis	16
Executive Compensation and Other Matters	24
Summary Compensation Table	24
Grants of Plan-Based Awards	25
Outstanding Equity Awards at May 31, 2010	26
Option Exercises and Stock Vested	27
Equity Compensation Plan Information	27
Potential Payments Under Various Termination Scenarios	29
Security Ownership of Certain Beneficial Owners and Management	31
Transactions with Related Persons	32
Audit Committee Report	33
Information on Independent Public Accountants	34
Annual Report on Form 10-K	34
Shareholder Proposals	34
Other Business	34

TEAM, INC.

200 Hermann Drive

Alvin, Texas 77511

(281) 331-6154

PROXY STATEMENT

GENERAL

These proxy materials are being provided to you in connection with the 2010 Annual Meeting of Shareholders of Team Inc. (the “Annual Meeting”) This Proxy Statement, the accompanying proxy card and the Company’s 2010 Annual Report on Form 10-K were first mailed to shareholders on or about August 26, 2010. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Statement, a proxy card and our 2010 Annual Report on Form 10-K and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2010 Annual Report on Form 10-K are available at www.teamindustrialservices.com/proxy2010. Our 2010 Annual Report on Form 10-K does not form a part of the material for the solicitation of proxies.

Unless otherwise indicated, the terms “Team, Inc.”, “Team”, “the Company”, “we”, “our” and “us” are used in these proxy materials to refer to Team, Inc. We are incorporated in the state of Texas and our company website can be found at www.teamindustrialservices.com. Our stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “TISI” and our fiscal year ends May  31 of each year.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Team Inc. (the “Board”) is soliciting your vote in connection with our 2010 Annual Meeting.

What is the purpose of the Annual Meeting?

The meeting will be our regular Annual Meeting of Shareholders. You will be voting on the following matters at our Annual Meeting:

1.	Election of two persons to serve as Class III directors to hold office until the 2013 Annual Meeting (Proposal One);

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2011 (Proposal Two); and

3.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board recommends a vote:

For the election of Emmett J. Lescroart and Sidney B. Williams as Class III directors;

For the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2011;

Who is entitled to vote at the Annual Meeting?

The Board has set August 13, 2010 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of Team at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by all shareholders?

Each share of Team common stock is entitled to one vote. There is no cumulative voting. There were 18,989,250 shares of Team common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of Team common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and to conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card has been properly submitted by you or on your behalf, or you have voted on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (i) lacks the discretionary authority to vote on certain matters, and (ii) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to approve each proposal in this Proxy Statement?

Election of Directors. Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors.

Appointment of KPMG. The affirmative vote of a majority of the votes cast of the shares having voting power represented at the Annual Meeting in person or by proxy is necessary for this proposal to be approved. Any shares not voted as a result of abstention effectively will be treated as a vote against this proposal because they will count in determining whether the shares are present, but not as a vote for this proposal. Broker non-votes will not be counted as votes for or against this proposal.

How do I vote by proxy?

You can vote your shares by completing and returning the proxy card accompanying this Proxy Statement. You also have the option of voting your shares on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy. You may also vote in person by attending the Annual Meeting.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. The Board has designated André C. Bouchard and Ted W. Owen to serve as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on each matter voted upon at the Annual Meeting. Under applicable rules, brokers have the discretion to vote on routine matters. For any non-discretionary items being considered at the meeting, such as election of the directors to the Board, your broker, bank or other nominee would not be able to vote on such matters. If your shares are held in street name, your broker, bank or other nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

Who pays for the proxy solicitation and how will the Company solicit votes?

We bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. We will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to beneficial owners of such shares. We will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by providing written notice to our Corporate Secretary at: Team, Inc. Attn.: André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511, specifying such revocation. You may change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

PROPOSAL ONE—ELECTION OF DIRECTORS

Nominees for Election

(Proposal No. 1 on the Proxy Card)

Our Restated Articles of Incorporation and Bylaws provide that our Board will consist of not less than six nor more than nine persons, the exact number to be fixed from time-to-time by the Board. The Board has fixed the current number of directors at seven. Our directors are divided into three classes designated as Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Class I directors serve for a term expiring at the 2011 Annual Meeting of Shareholders, the Class II directors serve for a term expiring at the 2012 Annual Meeting of Shareholders and the Class III directors serve for a term expiring at the 2010 Annual Meeting of Shareholders. At each Annual Meeting, successors to the class of directors whose term expires at that Annual Meeting are elected for a term expiring at the third succeeding Annual Meeting. Each director holds office until the Annual Meeting for the year in which his or her term expires and until a successor has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

The Board has nominated the following two persons for election as Class III directors to serve a three-year term expiring on the date of our 2013 Annual Meeting of Shareholders or until their successors are duly elected and qualified:

•	Emmett J. Lescroart; and

•	Sidney B. Williams.

Biographical information about each of the nominees is provided under “The Board of Directors and its Committees” below.

Vote Required and Board Recommendation

Directors will be elected by a plurality of votes cast at the Annual Meeting. Shareholders may not cumulate their votes for the election of directors. Unless contrary instructions are set forth in the proxies, the persons with full power of attorney to act as proxies at the Annual Meeting will vote all shares represented by such proxies for the election of the nominees named therein as directors. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended that the persons acting under the proxy will vote for the election, in the nominee’s stead, of such other persons as our Board may recommend. We have no reason to believe that any of the nominees will be unable or unwilling to stand for election or to serve if elected.

The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees named above.

PROPOSAL TWO—TO RATIFY THE APPOINTMENT OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2 on the Proxy Card)

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements and the effectiveness of its internal controls over financial reporting for fiscal year 2011, and the Board of Directors has determined that it would be desirable to request that the shareholders ratify such appointment.

KPMG LLP has served as the independent registered public accounting firm of the Company and its subsidiaries since May 2002. KPMG LLP is considered by the Audit Committee and by the management of the Company to be well qualified. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not legally required. Nevertheless, at the recommendation of the Audit Committee, the Board has directed that the appointment of KPMG LLP be submitted for shareholder ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required and Board Recommendation

The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2011 requires the affirmative vote of a majority of the stock having voting power represented at the Annual Meeting in person or by proxy. Any shares not voted as a result of an abstention effectively will be treated as a vote against this proposal because they will count in determining whether the shares are present, but not as a vote for this proposal. Broker non-votes will not be counted as votes for or against this proposal.

Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2011

CORPORATE GOVERNANCE

Corporate Governance Principles and Materials

We are committed to the enhancement of long-term shareholder value with the highest standards of integrity and ethics. With that in mind, our Board has adopted a set of Corporate Governance Principles to provide an effective corporate governance framework for Team that reflects our core values and provides a foundation for our governance. In support of our Corporate Governance Principles, our Board has adopted charters for each of the committees of the Board, a Code of Ethical Conduct for all of our employees and directors and a Corporate Social Responsibility Policy. We believe that we have established procedures and have practices in place which are designed to enhance and protect the interests of our shareholders.

The following corporate governance materials are available and can be viewed and downloaded from our website at www.teamindustrialservices.com on the “Investors” page under “Governance”:

(i)	the Company’s Corporate Governance Principles;

(ii)	charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Corporate Governance and Nominating Committee;

(iii)	the Company’s Code of Ethical Conduct; and

(iv)	the Company’s Corporate Social Responsibility Policy

A copy of these materials is available to shareholders free of charge on written request to the Company’s Secretary at: Team, Inc., Attention: André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511.

Director Independence

Our Board believes that the interests of the shareholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Team that may impair, or appear to impair, the director’s ability to make independent judgments. On an annual basis each member of the Board and executive officer is required to complete a Directors’ and Officers’ questionnaire that includes disclosure of any transactions with the Company in which the member of the Board or executive officer, or any member of his immediate family, has a direct or indirect material interest. In addition, each member of the Board conducts an annual self-evaluation with respect to the Board and any committees on which he serves. The Board has evaluated all relationships between each director and director nominee and Team and has determined that, except for Mr. Hawk, all the directors are “independent” as that term is defined in the applicable rules of NASDAQ and consistent with our Corporate Governance Principles. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and senior executive officers of the Company. Mr. Hawk is not independent because of his employment as the Chief Executive Officer (“CEO”) of Team.

During its review of director independence, the Board specifically considered the relationship between Team and the law firm of Chamberlain, Hrdlicka, White, Williams and Martin of Houston, Texas (“CHWWM”), of which Mr. Sidney B. Williams is the sole shareholder of a professional corporation that is a partner in the law firm. CHWWM is a law firm that has provided legal services to Team for many years. Our fee arrangement with CHWWM is negotiated on the same basis as arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to CHWWM are comparable to those that we pay to other law firms for similar services. The fees we paid to CHWWM in fiscal 2010 and 2009 were approximately $0 and $4,200, respectively.

Mr. Williams is compensated by CHWWM on a fixed fee arrangement. While the relationship between Team and CHWWM was not required to be disclosed, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to us or to Mr. Williams, (ii) does not interfere with the exercise of Mr. Williams’ independent judgment, and (iii) did not adversely impact the Board’s determination that Mr. Williams is independent.

The Board will continue to monitor the standards for director independence established under applicable law and the NASDAQ listing requirements and will ensure that our Corporate Governance Principles remain consistent with those standards.

Leadership Structure

The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board, as the Board believes it is in the best interests of the Company for the Board to have the flexibility to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having our CEO serve as Chairman is in the best interest of the Company’s shareholders at this time. This structure makes the best use of the CEO’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.

The Board designated the position of Lead Independent Director in order to clarify and centralize the work of the independent directors. To further clarify the role of the independent directors in the governance of the Company, the Board established duties and responsibilities for the position of Lead Director. Mr. Louis A. Waters was appointed to this position by the independent directors and has served as our Lead Director since June 2007. The Lead Director (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and sets agendas for executive sessions; (ii) monitors and responds directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman and CEO or other directors or management as the Lead Director may deem appropriate; (iii) reviews and coordinates meeting agendas, information and schedules for the Board; (iv) ensures personal availability for consultation and communication with independent directors and with the Chairman and CEO or management, as appropriate; (v) provides guidance on director orientation; and (vi) calls special meetings of the independent directors in accordance with our by-laws, as the Lead Director may deem appropriate. Our General Counsel and Secretary supports the Lead Director in fulfilling the Lead Director role.

The Board has adopted Corporate Governance Principles that require that a majority of the Board be composed of independent directors. The Audit, Compensation, and Governance and Nominating Committees are composed entirely of independent directors. In addition, the Board provides for regularly scheduled meetings of the independent directors. During fiscal 2010, the independent directors met as a group five times. These meetings were conducted, without any member of management or employees of Team present (except by invitation), to discuss matters related to the oversight and governance of Team, compliance with NASDAQ and Securities and Exchange Commission rules, and the performance of our senior executives.

Communications with the Board of Directors

Our Board has established a process for our shareholders and other interested parties to communicate with the Lead Director or the Board. Such communication should be in writing, addressed to the Board or an individual director to Team, Inc., 200 Hermann Drive, Alvin, Texas 77511, c/o André C. Bouchard, Corporate Secretary. All such correspondence is reviewed by our Secretary’s office, which forwards the material to the applicable director.

Director Education

Pursuant to our Corporate Governance Principles, each member of the Board is provided with a membership in the National Association of Corporate Directors and is encouraged to participate in continuing director education programs.

Succession Planning

The Compensation Committee annually reports to the Board on succession planning and collaborates with the Board to evaluate potential successors to our CEO and senior executives. As part of this process, the Compensation Committee solicits views from the non-management members of the Board and from senior management.

Share Ownership Guidelines; Restrictions on Trading in Company Securities

In an effort to more closely link our non-employee directors’ financial interests with those of our shareholders, in July 2008, the Board established share ownership guidelines for our non-management directors. Under these guidelines, our non-management directors are expected to own common stock of Team valued at a minimum of $150,000. Our non-management directors have a three year transition period to meet these guidelines. Newly appointed directors are expected to meet or exceed these guidelines within three years of joining the Board.

In an effort to align the financial interests of our senior executives with those of our shareholders, in July 2008, our Board established share ownership guidelines for our senior executives. Under these guidelines, our CEO is expected to own common stock of Team valued at three times his base salary. The guideline for the rest of our senior executives is one times their base salary. Our senior executives have a three year transition period to meet these guidelines. Newly appointed senior executives are expected to meet or exceed these guidelines within five years of entering their respective positions.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our shareholders, our Insider Trading Policy prohibits trading in options, warrants, and puts and calls related to our securities and also prohibits selling our securities short.

Board’s Role in Risk Oversight

The Board has responsibility for the oversight of risks that could affect the Company. This oversight is conducted primarily through the Board with respect to significant matters, including the strategic direction of the Company, and by the various committees of the Board in accordance with their charters. The Board satisfies its risk oversight responsibilities through receipt of reports from each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight and management of particular risks within the Company. In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. The Board also continually works, with the input of the Company’s senior executives to assess and analyze the most likely areas of future risk for the Company.

Overview of Risk of Company Compensation Policies and Practices

The Compensation Committee, with the assistance of the Company’s other independent directors and senior management, has determined that the Company’s compensation policies and practices do not motivate imprudent risk taking. This determination has taken into account the following design elements of our compensation policies and practices: mixture of cash and equity compensation, mixture of performance time horizons, use of financial metrics balanced to promote long term Company goals, avoidance of uncapped awards, executive share ownership and holding requirements and a rigorous auditing, monitoring and enforcement environment.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board who will continue serving following the Annual Meeting, as well as background information relating directly to such individuals’ experience, qualifications, attributes and skills to serve as a director of our Company. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Director Nominees

The Board of Directors unanimously recommends a vote FOR the election of the nominees listed below.

Set forth below is certain information as of August 7, 2010 concerning the nominees for election at the 2010 Annual Meeting as Class III directors, including the business experience of each nominee for at least the past five years:

Name	Age	Present Position With the Company	Director Since
Emmett J. Lescroart	59	Director	2004
Sidney B. Williams	76	Director	1973

Mr. Lescroart is a Managing Director of EJL Capital, LLC, a private investment banking firm and has been in this position since 2001. He is also an independent private investor managing his personal investments and has done this since 1996. Mr. Lescroart was Managing Director of Chapman Associates from 2005 until June 2008. For twenty years prior to 1996, he was employed with the Cooperheat Company in positions of increasing responsibility and authority, becoming CEO in 1983 and remaining in that position until resigning in 1996 to pursue his personal investments business. In August 2004, we acquired certain of the assets of a successor to the Cooperheat entity. The Company believes that Mr. Lescroart’s business expertise, including his background managing and directing public and private companies and his specific experience managing a public company in our industry later acquired by Team, give him a deep understanding of our business and the necessary qualifications and skills to serve as a director.

Mr. Williams is the sole shareholder of a professional corporation which is a partner in the law firm of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas. He has been a partner in that firm for more than the past five years. Mr. Williams has been a member of our Board since the inception of the Company and in the past has provided the Company with legal counsel. The Company believes that Mr. Williams’ 37 years of service on the Board, his association as our attorney and the legal services he has provided to numerous clients, including publicly traded companies, give Mr. Williams a unique perspective on the challenges we face and provide him with the necessary qualifications and skills to serve as a director.

Directors Continuing in Office

Set forth below is certain information concerning the directors continuing in office until the expiration of their respective terms, including the business experience of each director for at least the past five years:

Name	Age	Present Position With the Company	Director Since	Class	Expiration of Present Term
Philip J. Hawk	56	Chairman and CEO	1998	Class I	2011
Vincent D. Foster	52	Director	2005	Class II	2012
Jack M. Johnson, Jr.	71	Director	1992	Class II	2012
Robert A. Peiser	62	Director	2006	Class II	2012
Louis A. Waters	71	Lead Director	1998	Class I	2011

Mr. Hawk was appointed as our Chairman of the Board and CEO in November 1998. Prior to 1998, Mr. Hawk served as the CEO of another public company and worked as a consultant for an international business consulting firm advising major public companies on business strategies. Mr. Hawk also served as a director of NCI Building Systems, Inc. from 2004 through 2009. As CEO, Mr. Hawk has been responsible for setting the Company’s strategic direction. The Company believes that Mr. Hawk’s strong business and leadership skills, as well as his comprehensive knowledge of the Company and our industry, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.

Mr. Foster has served as CEO and Chairman of the Board of Main Street Capital Corporation, a specialty investment company, since April 2007. Mr. Foster has also been Senior Managing Director of Main Street Capital Partners, LLC (and its predecessor firms), a corporate investment firm, since 1997. Prior to 1997, Mr. Foster worked in public accounting as a partner with a major, international accounting firm. Mr. Foster currently serves as a Director of U.S. Concrete, Inc., Quanta Services, Inc., and Carriage Services, Inc. In addition, Mr. Foster serves as a director, officer and founder of the Texas TriCities Chapter of the National Association of Corporate Directors. Mr. Foster holds a Juris Doctor degree and is a Certified Public Accountant. The Company believes that Mr. Foster’s financial, business and governance expertise, including a diversified background of managing, directing and advising public companies, provide him with the necessary qualifications and skills to serve as a director.

Mr. Johnson has been Managing General Partner of Wintermann & Company, a partnership that manages approximately 25,000 acres of real estate in Texas used in farming, ranching and oil and gas exploration activities, for more than the past five years. Mr. Johnson is also President of Winco Agriproducts, an agricultural products company that primarily processes rice for seed and commercial sale. Mr. Johnson is also a director of Security State Bank in Anahuac, Texas. The Company believes that Mr. Johnson’s business expertise, including his background managing and directing public and private companies, provides him with the necessary qualifications and skills to serve as a director.

Mr. Peiser is the Chairman, and formerly the CEO, of Omniflight Helicopters, Inc., an air medical services provider, and serves on the Boards of Directors of Solutia, Inc., a specialty chemicals manufacturer, and Signature Group Holdings, Inc., a special situation lender and investor. Mr. Peiser formerly served as the President and CEO of Imperial Sugar Company, a publicly traded refiner and marketer of sugar products and served on its Board of Directors from April 2002 until January 2008. Within the past five years, Mr. Peiser has also served as a director of Pinnacle Airlines Corporation and Kitty Hawk, Inc. Mr. Peiser formerly served as president, and now serves as chairman, of the Texas TriCities Chapter of the National Association of Corporate Directors. The Company believes that Mr. Peiser’s financial, business and governance expertise, including a diversified background of managing and directing public companies, provide him with the necessary qualifications and skills to serve as a director.

Mr. Waters manages the Waters Group, a family investment company. He was the Founding Chairman of Browning-Ferris Industries, Inc. (NYSE) and served that company from its inception in 1969 until his retirement in March 1997. Mr. Waters was also the Founding Chairman of Tyler Corp. (NYSE) serving that company from September 1997 until he retired in March 2002. Mr. Waters serves as the Lead Director of our Board. The Company believes that Mr. Waters twelve years of service on the Board, his financial and business expertise, including a diversified background of managing and directing public companies, including certain national banking institutions, give him a thorough understanding of our business and the necessary qualifications and skills to serve as a director.

Meetings and Committees of the Board

Board of Directors

Currently, the Board is comprised of seven directors, each serving a three-year term or until his successor is duly elected and qualified.

The Board held seven meetings during the fiscal year ended May 31, 2010. No director attended fewer than 75% of the meetings held during the period for which he served as a member of the Board and the committees on which he served. We do not have a formal policy regarding director attendance at our annual meetings of shareholders; however, we do encourage all directors to attend all meetings of shareholders. All directors were in attendance at our 2009 Annual Meeting of Shareholders.

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Each committee maintains its own written charter, which can be viewed and downloaded from our website at www.teamindustrialservices.com on the “Investors” page under “Governance”.

Executive Committee

The Executive Committee is composed of Messrs. Hawk (Chairman), Peiser, Waters and Williams. The Executive Committee is responsible for assisting with the general management of the business and affairs of Team as needed during intervals between meetings of the Board. The Executive Committee had no meetings during fiscal 2010.

Audit Committee

The Audit Committee is composed of Messrs. Foster (Chairman), Johnson, Waters and Williams. The Audit Committee is charged with the duties of recommending the appointment of the independent certified public accountants; reviewing their fees; ensuring that proper guidelines are established for the dissemination of financial information to the shareholders; meeting periodically with the independent certified public accountants, the Board and certain officers of Team and its subsidiaries to ensure the adequacy of internal controls and reporting; reviewing consolidated financial statements; providing oversight to our internal audit function; and performing any other duties or functions deemed appropriate by the Board. The Board has determined that Mr. Foster is an “audit committee financial expert” within the meaning of SEC regulations. In addition, the Board has determined that each member of the Audit Committee is independent, as defined by the applicable listing requirements of NASDAQ. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met eleven times during fiscal 2010. Further information regarding the Audit Committee is set out in the “Audit Committee Report” below.

Compensation Committee

The Compensation Committee is composed of Messrs. Johnson (Chairman), Lescroart, Peiser, Waters and Williams. The Compensation Committee reviews management performance and reviews and approves the amounts and types of compensation to be paid to the Chairman and CEO and our other senior executives. The Compensation Committee met seven times during fiscal 2010. Further information regarding the Compensation Committee is set out in the “Compensation Discussion and Analysis” section below.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of the Board was, during fiscal 2010, an officer or employee of Team or any of its subsidiaries, or was formerly an officer of Team or any of its subsidiaries or had any relationship requiring disclosure by Team. During fiscal 2010, no executive officer of Team served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of Team.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of Messrs. Williams (Chairman), Foster and Waters. The Corporate Governance and Nominating Committee, which met twice during fiscal 2010, is charged with recommending director nominees to the Board; evaluating the contribution and performance of members and committees of the Board; developing appropriate corporate governance principles for Team; and ensuring the processes of the Board are sufficient and consistent with its oversight role of Team. Each member of the Corporate Governance and Nominating Committee is independent, as defined by the applicable listing requirements of NASDAQ.

In considering whether to recommend directors who are eligible to stand for re-election, the Corporate Governance and Nominating Committee may consider a variety of factors, including a director’s contribution to the Board and the ability to continue to contribute productively, attendance at Board and committee meetings and compliance with our Corporate Governance Principles, as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for board service, the results of the annual board self-evaluation, the independence of the director and the nature and extent of the director’s non-Company activities. The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.

Whenever a vacancy occurs in the Board, either because of a newly-created director position or the resignation or retirement of an existing director, the Board, acting on the recommendation of the Corporate Governance and Nominating Committee, shall select a person to fill the vacancy and that person shall serve as a director until the next Annual Meeting, at which time such person (or another Board nominee) shall be submitted to our shareholders for election to the Board. The Corporate Governance and Nominating Committee will consider director nominees who the Committee believes have demonstrated a high level of personal and professional integrity and exceptional ability and judgment. The Corporate Governance and Nominating Committee is authorized to use any method it deems appropriate for identifying candidates for Board membership, including recommendations from current directors and recommendations from shareholders. The Corporate Governance and Nominating Committee may engage outside search firms to identify suitable candidates. The Corporate Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation process it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the Committee as a whole, one or more members of the Committee, or one or more other Board members. The Corporate Governance and Nominating Committee will examine whether a director nominee is likely to be effective, in conjunction with other nominees and the continuing directors, in serving the long-term interest of our shareholders. The Corporate Governance and Nominating Committee will also examine other qualifications of a director nominee as listed in our Corporate Governance Principles, including experience in formulating policy in areas relevant to Team’s activities as well as skills and business experience that complement the other directors on the Board.

The Corporate Governance and Nominating Committee and the Board will consider nominees for the Board that are recommended by any Team shareholder entitled to vote for the election of directors in the same manner as other candidates. A nominating shareholder must submit any recommendation in writing to the Corporate Governance and Nominating Committee, c/o André C. Bouchard, Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511, by May 31 each year for consideration for the next Annual Meeting. Such recommendation must be accompanied by a description of each nominee’s qualifications, experience and background, as well as a statement signed by each such nominee consenting to being nominated and, if elected, to serving as director.

Periodic Performance Evaluations of Directors

The Corporate Governance and Nominating Committee conducts periodic individual director performance reviews, particularly when a director is standing for re-election.

COMPENSATION OF DIRECTORS

In setting non-management director compensation, the Compensation Committee considers factors it deems appropriate, including market data, and recommends the form and amount of compensation to the Board for approval. Our directors are compensated with a mix of cash and stock-based compensation. The stock-based compensation is awarded under our Restated Non-Employee Directors Stock Plan (“Non-Employee Director Plan”). The purpose of our Non-Employee Director Plan is to attract and retain the services of experienced and knowledgeable independent individuals as directors, to provide them with a proprietary interest in Team so that the directors will have the financial incentive to apply their best efforts for the benefit of Team and our shareholders, and to provide directors with an additional incentive to continue in their positions.

In fiscal 2010, effective after the 2009 Annual Meeting of Shareholders, all of our non-management directors received a base annual cash fee of $30,000. In addition to the base annual cash fee, the Chairman of the Audit Committee received an additional $15,000, the Chairman of the Compensation Committee received an additional $5,000 and members of the Audit Committee received an additional $5,000 in annual cash fees. The annual cash fees were paid in four equal quarterly installments. Non-management directors do not receive meeting fee payments.

In addition to the annual cash fees, all non-management directors receive an additional $10,000 paid in the form of Team common stock and an additional $60,000 in stock-based compensation under our Non-employee Director Plan. Beginning in fiscal 2009, our Board decided to forego stock options under our Non-Employee Director Plan in favor of stock awards. To transition from the stock option grants to the new stock award program, our Board determined that upon each non-employee director’s appointment, reappointment, election or re-election to the Board, such directors would receive an annual stock award in Company common stock following the Annual Meeting. This transition period allowed all previously granted non-employee director stock options to vest.

During fiscal 2010, each non-employee director received the annual stock award in Team common stock valued at $10,000 (638 shares) on July 1, 2009. In addition, following our 2009 Annual Meeting Messrs. Foster, Johnson, Peiser and Waters received a stock award in Team common stock valued at $60,000 (3,346 shares) in accordance with the Non-Employee Director Plan. See Director Compensation table below. No stock options were issued under the Non-Employee Director Plan in fiscal 2010.

Beginning with fiscal 2011, the transition to the new stock award program is complete and following the Annual Meeting each non-employee director will receive a single annual stock award of $70,000, which is a combination of the annual $10,000 stock award and the $60,000 stock award under the Non-Employee Director Plan.

The following table sets forth director compensation for fiscal 2010.

Director Compensation

Name	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (2)	Option Awards ($)	Total ($)	Total Options Outstanding at May 31, 2010 (#)
Philip J. Hawk (1)	$—	$—	$—	$—	—
Louis A. Waters	$33,750	$70,000	$—	$103,750	60,000
Vincent D. Foster	$43,750	$70,000	$—	$113,750	40,000
Jack M. Johnson, Jr.	$38,750	$70,000	$—	$108,750	60,000
Robert A. Peiser	$32,500	$70,000	$—	$102,500	20,000
Emmett J. Lescroart	$30,000	$10,000	$—	$40,000	95,000
Sidney B. Williams	$33,750	$10,000	$—	$43,750	90,000

(1)	As a Named Executive Officer, Mr. Hawk’s stock options and stock awards are reported in the Outstanding Equity Awards at Fiscal Year-End table.
(2)	All non-employee directors received a stock award valued at $10,000 on July 1, 2009. In addition, Messrs. Foster, Johnson, Peiser and Waters received a stock award valued at $60,000 on September 24, 2009.
(3)	Director compensation is prorated to reflect the September 2009 change in director compensation.

EXECUTIVE OFFICERS

The following table sets forth information regarding our current executive officers as of the Record Date. Each person holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or until such officer’s earlier death, retirement, disqualification or removal.

Name of Director or Officer	Age	Officer Since	Position with Company
Philip J. Hawk	56	1998	Chairman of the Board and Chief Executive Officer
Ted W. Owen	58	1998	Executive Vice President, Chief Financial Officer and Treasurer
Peter W. Wallace	47	2007	Executive Vice President, Chief Operating Officer
Arthur F. Victorson	49	2007	Senior Vice President, TCM Division
David C. Palmore	54	2007	Senior Vice President, TMS Division
André C. Bouchard	45	2008	Senior Vice President, Administration, General Counsel and Secretary
John P. Kearns	54	1998	Senior Vice President, Operations Support and Technology Development

Information concerning the business experience of Mr. Hawk is provided under the section entitled “Director Nominees.”

Mr. Owen is Executive Vice President, Chief Financial Officer and Treasurer and has served in that position since June 2010. From 2003 until June 2010, Mr. Owen was a Senior Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Owen joined Team in February 1998 and in April 1998 was elected Vice President, Chief Financial Officer and Treasurer.

Mr. Wallace is Executive Vice President, Chief Operating Officer and has served in that position since June 2010. Mr. Wallace joined Team in 1987 as an Operations Supervisor. From 1989 to 1996 he was a Branch Manager, from 1997 to 2000 he was the Managing Director S.E. Asia, and from 2001 to 2004, he was a Regional Manager. From 2005 until June 2007, Mr. Wallace served as a Vice President and General Manager of the Southeast Region of the TMS Division, from June 2007 until June 2010, Mr. Wallace served as Senior Vice President, Commercial Support and Business Development.

Mr. Victorson is Senior Vice President, TCM Division and has served in that position since June 2007. Mr. Victorson joined Team at the time of the acquisition of the assets of Cooperheat-MQS, Inc. in 2004. He had been with Cooperheat-MQS, Inc. since 1997. From 2001—2004 he held various management positions with Cooperheat-MQS. From 2006 until June 2007, he served as the Group Vice President—TCM Division.

Mr. Palmore is Senior Vice President, TMS Division and has served in that position since June 2007. Mr. Palmore joined Team in 1996 as a Regional Manager. From 2004 until June 2007, he served as the Group Vice President—TMS Division.

Mr. Bouchard is Senior Vice President, Administration, General Counsel and Secretary and has served in that position since September 2008. Mr. Bouchard joined Team in January 2008 as Senior Vice President, General Counsel and Secretary. From 1994 until joining Team in 2008, he held various positions with Southern Union Company, including Vice President, Senior Assistant General Counsel, and with Panhandle Eastern Pipe Line Company, LP including Vice President—Administration and General Counsel.

Mr. Kearns is Senior Vice President, Operations Support and Technology Development and has served in that position since 1998. Mr. Kearns joined Team in 1980 as a design engineer and assumed the position of Vice President of Engineering and Manufacturing in 1996. Throughout his career with Team, Mr. Kearns has been involved with our engineering, manufacturing and research and development functions.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee of the Board shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such report by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our senior management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The Board has adopted a written charter for the Compensation Committee, a copy of which is posted on the Company’s website at www.teamindustrialservices.com on the “Investors” page under “Governance”.

Jack M. Johnson, Jr., Chairman

Emmett J. Lescroart

Robert A. Peiser

Louis A. Waters

Sidney B. Williams

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our executive compensation policies are designed to provide aggregate compensation opportunities for our senior executives, including the Named Executive Officers (identified below under “Executive Compensation and Other Matters”), that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are to:

•	align executive pay and benefits with the performance of Team; and

•	attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate directives.

Role of the Compensation Committee

The Compensation Committee of the Board, which is composed entirely of non-employee directors, reviews and approves our executive compensation program for all senior executive officers, including the Named Executive Officers, to ensure that our compensation program is adequate to attract, motivate, and retain well-qualified senior executives and that it is directly and materially related to the short-term and long-term objectives of Team and our shareholders as well as Team’s operating performance. The Compensation Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy. To carry out its role, among other things, the Compensation Committee:

•	reviews our major compensation and benefit practices, policies, and programs with respect to senior executives;

•	reviews appropriate criteria for establishing performance targets for senior executive compensation;

•	determines appropriate levels of senior executive compensation;

•

administers and makes recommendations to the Board with respect to severance and change in control arrangements pertaining to senior executives (“described below under Senior Management Compensation and Benefit Continuation Policy”);

•	administers and determines grants to be made under our incentive stock plans; and

•	reviews and recommends to the Board any changes to director compensation.

The Compensation Committee is authorized to act on behalf of the Board on all issues pertaining to the compensation of our senior executive officers, including individual components of total compensation, goals and performance criteria for incentive compensation plans, the grant of equity awards, and short and long-term incentive plan design. However, it is the practice of the Compensation Committee to fully review its activities and recommendations with the full Board.

Compensation Philosophy and Process

Our compensation philosophy, as implemented through the Compensation Committee, is to match executive compensation with the performance of Team and the individual by using several compensation components for our senior executives. The Compensation Committee endeavors to support our commitment to generating increases in shareholder value. In addition, the Compensation Committee reviews each senior executive’s ownership interest in Team in compliance with our share ownership guidelines for senior executives (as described under Corporate Governance—Share Ownership Guidelines). The compensation and related programs are designed to reward and motivate executives for the accomplishment of our commitment to our shareholders and to recruit and retain key employees. The components of the compensation program for our senior executives consist of:

•	annual base salaries;

•	annual performance-based incentives paid in cash;

•	long-term performance-based incentives issued as equity awards pursuant to Team’s stock incentive programs; and

•	benefits.

Unlike many other companies our size, we offer no other special executive perquisites other than a car allowance. We do not provide supplemental executive retirement plans, deferred compensation programs, special allowances, or special medical or insurance plans. While committed to maintaining a competitive overall executive compensation program, the Compensation Committee prefers this streamlined approach with minimal special executive benefits.

Our overall compensation philosophy is to target base compensation for our senior executives at approximately the market median for similarly situated executives, adjusted to support Company objectives, and to provide opportunities to exceed the targeted median incentive compensation levels through annual performance-based incentives paid in cash and through long-term performance-based incentives. In certain circumstances, we may target base and incentive compensation above or below the competitive median to help attract or retain senior executives, as necessary, or to recognize differences in their qualifications, responsibilities, role criticality and/or potential. In evaluating senior executive performance for establishing the components of our compensation program, on an annual basis we consider a variety of factors including: the economic environment, Company operating and financial performance, subjective evaluations of the performance of the senior executive officers, retention, past contributions and future potential. In evaluating the subjective performance, past contributions and future potential of our senior executives, we consider a variety of criteria, including, job knowledge and technical skills, key decision-making abilities, management of the Company’s risk profile, achievement of strategic goals of the Company, advancement in role and responsibility, management of personnel and departments, achievement and contribution to special projects and transactions, communication effectiveness, and planning and organizational ability. We believe these targeted levels are appropriate in order to motivate, reward, and retain our senior executives, each of whom has leadership talents and expertise that make him attractive to other companies.

Additionally, we believe our compensation program is designed so as not to encourage executives to take unreasonable risks that may harm stockholder value. This is achieved by striking an appropriate balance between short-term and long-term incentives, by placing caps on our incentive award payout opportunities, and by having stock ownership and stock retention requirements.

The Compensation Committee directs the preparation by management of detailed compensation tally sheets for each of our senior executives. These tally sheets include all components of compensation, including salaries, annual bonuses, stock-based compensation, other perquisites, retirement programs, and severance programs, for each of the last three fiscal years. The tally sheets serve as an informational tool designed to provide the Committee with details concerning each of the elements of compensation awarded to our most senior officers, to provide an evaluation of internal equity, and to highlight the individual compensation items in relation to the total compensation for each senior executive. The Committee does not directly use the tally sheets as a basis to determine or modify the compensation of any of the Named Executive Officers.

From time to time, the Compensation Committee has retained third party independent consultants and other experts it deems necessary to provide advice as to market levels of compensation, compensation program design and compensation trends. Most recently, the Compensation Committee commissioned an executive compensation study by Longnecker & Associates (“Longnecker”) that was completed in the spring of 2008 to provide benchmarking data and recommendations for senior executive compensation for fiscal 2009. In addition, Longnecker provided advice and recommendations to the Compensation Committee in August and September 2008 related to long term incentive compensation for our CEO.

Benchmarking Tools

In reviewing the appropriate range of overall compensation and the appropriate ranges of the components of compensation, the Compensation Committee also considers the competitiveness of our compensation program against our peer companies in order to attract and retain highly qualified executives. To facilitate this objective, the Compensation Committee may consider various compensation surveys and proxy statement compensation information for companies of comparable size and complexity to us and with whom we compete for talent.

Role of the External Compensation Advisor

In considering fiscal 2010 compensation for our senior executive officers, the Compensation Committee did not retain a compensation consultant. Previously, in the spring of 2008, the Compensation Committee engaged Longnecker as its external compensation advisor. Longnecker’s primary tasks included advising the Compensation Committee in its evaluation of the Company’s overall compensation program for senior executives as benchmarked against industry peer organizations.

In March 2008, Longnecker presented the Compensation Committee with an evaluation of the Company’s overall compensation program for its senior executives and made recommendations with respect to value ranges of long-term incentive grants as well as the form of such equity compensation. Longnecker’s analysis was utilized by the Compensation Committee in their consideration of all aspects of the Company’s compensation programs and to establish base salaries, short-term cash incentives and long term equity incentive awards for our senior executive officers for fiscal 2009 and 2010. Since fiscal 2009, the Compensation Committee has not made significant changes to the compensation program for its senior executives.

Longnecker was engaged by, and reported directly to, the Compensation Committee. Longnecker was selected by the Compensation Committee after the Compensation Committee requested proposals from three compensation consulting firms and the Chairman of the Compensation Committee conducted interviews with two of the consulting firms. Both Longnecker and the Compensation Committee acknowledged that, in order to perform the services requested by the Compensation Committee, Longnecker needed to obtain information and data from, and otherwise interact with, management. Management did not, however, direct Longnecker’s activities. The Company paid Longnecker approximately $22,200 for the services of the independent consultant during fiscal 2008 and $9,800 for services during fiscal 2009. The Compensation Committee did not retain a compensation consultant for fiscal 2010. Longnecker has not performed any other services for the Company.

2009 Peer Analysis

In addition to such factors as Company and individual performance, the Compensation Committee from time to time also considers the competitiveness of the Company’s compensation programs as compared to its “peer group”. At the request of the Compensation Committee, in 2008 and 2009 Longnecker compared “total compensation” (base salary, short-term cash incentives, long-term equity incentives, benefits and perquisites), both as to amount and form, for specified Company senior executive positions to comparable positions at the following companies:

•	T-3 Energy Services, Inc.

•	Furmanite Corporation

•	CIRCOR International, Inc.

•	ENGlobal Corporation

•	Cal Dive International, Inc.

•	Northwest Pipe Company

•	Superior Well Services, Inc.

•	Insituform Technologies, Inc.

•	NATCO Group, Inc.

Longnecker selected the peer group and we consider this peer group to be generally representative of the diverse business segments in which we compete for talent. The Compensation Committee did not conduct a peer group analysis in 2010.

Although results varied by individual, the survey found that the Named Executive Officers, as well as the senior executives included in the analysis, generally fell within the median of their respective benchmarks in total compensation, consistent with the Company’s compensation philosophy and strategy. Based in part on the analysis and report provided by Longnecker and on the factors listed under Compensation Philosophy and Process above, the Compensation Committee believes the total compensation for our Named Executive Officers is consistent with the compensation philosophy of the Company.

Annual Base Salaries

The Compensation Committee considers adjustments to base salary for the senior executives on an annual basis and may do so more frequently upon a change in circumstances. The annual base salary of our CEO is decided solely by the Compensation Committee in executive session without management present. The annual base salaries of other Named Executive Officers are determined by the Compensation Committee with input or recommendations from the CEO. None of the Named Executive Officers have employment agreements. The Compensation Committee believes that salary levels should generally be targeted at the median level for the competitive market, with consideration for the unique qualifications, expertise and experience of the individual executives, because it believes that level is appropriate to motivate and retain our Named Executive Officers.

Fiscal 2010 and 2011 Salary Decisions

In view of the difficult current market conditions, the Compensation Committee made no adjustments to fiscal 2010 or fiscal 2011 base salaries for any Named Executive Officer or senior executive, except for the CEO and the Executive Vice President, Chief Operating Officer. The CEO proposed, and the Compensation Committee approved, a 5% reduction in the CEO’s base salary effective July 18, 2009. In June 2010, in recognition of his assumption of increased responsibilities the annual base salary of Mr. Wallace was increased to $285,000 to reflect his promotion to Executive Vice President, Chief Operating Officer.

Annual Performance-Based Incentives Paid in Cash

We use annual performance-based incentives paid in cash to focus our senior executives on financial and operational objectives that the Compensation Committee believes are primary drivers of the common stock price over time and to reward the achievement of short-term financial and operational performance, the execution of strategic objectives, individual contributions to Company results and to provide timely recognition of performance and accomplishments. The annual performance-based incentive plan for senior executives is approved by the Compensation Committee and the Company’s shareholders. The Compensation Committee believes that overall levels of annual performance-based incentives paid in cash should be consistent with the overall performance of Team.

Historically, including fiscal 2010, we have had a performance-based incentive plan for senior executives based upon our annual operating plan and budget approved by our Board of Directors. The performance goals established by the Compensation Committee under the Annual Executive Bonus Plan (“the Annual Executive Bonus Plan”) are based upon quantitative measures which make up 80% of the goal and discretionary measures which make up 20% of the goal. The Compensation Committee annually establishes and approves the performance metrics, levels and relevant weighting of each metric based upon their assessment of the probability of achieving the metrics at different thresholds. The Committee establishes performance metrics for the quantitative portion of the Annual Executive Bonus Plan based on the level of financial achievement of the Company as measured against our annual budget for fully diluted earnings per share (“FDEPS”) and operating profit for each of our TMS and TCM business units. For each performance metric, the Committee sets target, threshold and maximum performance levels. A participating senior executive would be eligible to receive 200%,

100%, or 50% of their target annual cash incentive compensation respectively based on overall performance at the corresponding performance levels. The CEO provides the Compensation Committee with performance-based incentive recommendations for each senior executive, other than himself, as well as a proposed total performance-based incentives pool for all of our employees. The Compensation Committee assesses the performance recommendations for all senior executives and determines the appropriate performance-based incentive recommendation for each of the senior executives, including the CEO, in view of Team’s overall performance, the individual performance of the senior executives, and the resulting size of the overall performance-based incentive pool relative to Team’s earnings. The Compensation Committee has discretion to approve payouts for performance above or below the performance metrics in order to take into account extraordinary or unexpected market, business or individual performance events.

Fiscal 2010 Performance-Based Incentives Paid in Cash

For fiscal 2010 our senior executives participated in an annual bonus program based upon the Annual Executive Bonus Plan approved by our shareholders at the 2007 Annual Meeting. For fiscal 2010, as in fiscal 2009, the quantitative measure used for Messrs. Hawk, Owen and Wallace (the “Corporate NEO’s”) was FDEPS, because the Corporate NEOs have overall corporate responsibility and the Compensation Committee believes it is the best measure reflecting appropriate growth of the Company and directly affects our stock price performance. For fiscal 2010, as in fiscal 2009, the quantitative measure adopted for Messrs. Victorson and Palmore was based 50% on our FDEPS and 50% on the operating profits achieved by their respective business units. In establishing these performance measures, the Compensation Committee determined that senior management for each of the TCM and TMS business units should have a significant portion of their annual cash incentive compensation directly tied to the operating results of the business unit they operate and a portion tied to overall Company performance. Additional information regarding the threshold, target and maximum performance objectives is reported in footnote 1 under the Grants of Plan-Based Awards table.

The Compensation Committee determined that for fiscal 2010, the Company did not achieve the threshold corporate performance objective, the TMS business unit did not achieve the threshold division performance objective and the TCM business unit did achieve the threshold division performance objective established by the Compensation Committee pursuant to the quantitative measures of the Annual Executive Bonus Plan. As a result of not achieving the minimum target FDEPS, the Corporate NEOs did not receive their targeted bonus award pursuant to the quantitative measure of our Annual Executive Bonus Plan. As a result of our TCM business unit achieving the minimum operating profits target, Mr. Victorson received a portion of his targeted bonus award pursuant to the quantitative measure of our Annual Executive Bonus Plan. Because our TMS business unit did not achieve their minimum operating profits target, Mr. Palmore did not receive any portion of his targeted bonus pursuant to the quantitative measure of our Annual Executive Bonus Plan.

In evaluating the discretionary portion of the Annual Executive Bonus Plan, the Compensation Committee reviewed the individual performance of each of the senior executives to make determinations regarding their contribution to the Company’s non-financial goals and to evaluate other contributions they made to the Company. For the discretionary portion of the bonus, the Compensation Committee elected to award bonuses for each of the Named Executive Officers. Although the Company did not achieve all of the threshold financial performance objectives for fiscal 2010, the Committee was pleased with the operational and strategic progress of made by the Company during the year and believed that the leadership of our Named Executive Officers was a key contributor to this progress. The Compensation Committee considered a number of factors in making its determination to award the discretionary portion of the annual bonus, including, the significant improvement in our safety performance, the reduction in recurring expenses, the favorable profit margins, cash flow and return on investment and the significant reduction of our long-term debt during the fiscal year. For fiscal 2010, the Compensation Committee awarded annual bonuses of $60,000 to Mr. Hawk, $30,000 to Mr. Owen, $30,000 to Mr. Wallace, $53,000 to Mr. Victorson, of which $30,000 was pursuant to the discretionary portion of the Annual Executive Bonus Plan, and $30,000 to Mr. Palmore. The Compensation Committee believes these decisions are consistent with the Company’s compensation philosophy.

Long-Term Incentive Compensation

The Compensation Committee believes that long-term incentive awards should strengthen alignment with our shareholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee designs its long-term incentive award programs to directly align rewards with our stockholder returns and share performance, to create a significant retention mechanism for our key employees, to provide a unifying reward structure across our Company and to support entrepreneurial and long-term strategic perspectives. The Compensation Committee determines and approves all long-term incentive awards, subject to our shareholder-approved stock incentive plans.

We adopted ASC 718 effective June 1, 2006, which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. Through fiscal 2008, our share based payments consisted primarily of stock options. As a result of the significant increase in the price of Team stock the accounting costs we have recognized for stock options granted has increased significantly. In June 2008, the Compensation Committee concluded that stock option grants do not currently have the appropriate value to cost relationship for Team and determined that we would forego, or limit, the use of stock options beginning in fiscal 2009. Thereafter, the Compensation Committee expressed its intention to emphasize restricted stock units and other similar forms of long-term equity awards with time-based and performance-based vesting. The Compensation Committee believes that restricted stock units with time-based vesting will act as a retention tool, because the stock will retain some value regardless of our stock price, and create alignment with shareholder interests because the restricted stock value changes as our stock price changes. Additionally, the Compensation Committee has awarded restricted stock units with performance and time-based vesting for the purpose of preserving the tax deductibility of such compensation as described below.

Shareholders approved the First Amended and Restated Team, Inc. 2006 Stock Incentive Plan (the “Stock Incentive Plan”) at the 2006 Annual Meeting that allows the Compensation Committee greater flexibility in the structure of specific awards. At the 2008 Annual Meeting of Shareholders, shareholders approved the material terms of performance goals that may apply to awards under the Stock Incentive Plan. At the 2009 Annual Meeting, shareholders approved an amendment to the Stock Incentive Plan to provide for the maximum amount of compensation that may be paid to an employee for performance based awards if the performance goal is obtained in order to ensure performance-based awards are in compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee intends to make annual grants of restricted stock units or other equity awards following the 2010 Annual Meeting.

Our CEO makes recommendations to the Compensation Committee regarding the annual long-term incentive awards for our other executives, as well as other Team employees. The Compensation Committee independently reviews the data, considers the CEO’s proposals, consults with outside experts as needed, and makes its own determinations for the granting of any equity-based awards.

Fiscal 2010 Long-Term Incentive Awards

In September 2009, our Compensation Committee approved, and in October 2009 we awarded, grants of restricted stock units to Named Executive Officers, other than Mr. Hawk. In October 2009, our Compensation Committee approved and we awarded a performance-based award of restricted stock units to Mr. Hawk. These long-term incentive awards are set forth in the “Stock Awards” table under “Executive Compensation and Other Matters” below. There were no awards of stock options made to any Named Executive Officer during the fiscal year ended May 31, 2010. The Compensation Committee engaged the services of Longnecker in 2008 to evaluate and advise the Compensation Committee as to the amount and structure of the performance-based stock unit awards for Mr. Hawk.

The Compensation Committee elected to provide Mr. Hawk with performance-based restricted stock units in order to be compliant with the deduction limitation of Section 162(m) of the Code, which limits the amount of remuneration that the Company may deduct for its CEO. The grant of 30,451 performance-based restricted stock units to Mr. Hawk in October 2009 contains a performance feature that provides that no shares of Company stock are delivered to Mr. Hawk if the Company does not meet a minimum annual net income requirement (the “Performance Goal”). The performance-based restricted stock grant target and the award for Mr. Hawk were approved at an October 2009 meeting of the Compensation Committee. All performance-based restricted stock unit grants were made in the number of shares equal to the approved award dollar value divided by the closing market price of our common stock on the date of grant, rounded up to the nearest whole share. Under the terms of the performance-based stock unit awards, Mr. Hawk will be awarded performance stock units designated as the number of stock units that may be paid out in shares of Team common stock if the Company achieves the Performance Goal(s). Upon achievement of the annual Performance Goal(s) and the passage of the time vesting requirement, the restrictions will expire in equal annual installments on the first, second, third, fourth, and, if necessary, fifth anniversaries of the grant date, unless earlier terminated in accordance with the Stock Incentive Plan. In the event an annual Performance Goal(s) is not achieved within the performance cycle(s), the Performance Goal(s) may be achieved in subsequent performance cycles upon achievement of the cumulative Performance Goal established by the Compensation Committee. In the event of a change of control (as such term is defined in the performance-based stock unit agreement and the Stock Incentive Plan) of the Company or in the event of Mr. Hawk’s death, any outstanding performance stock units will be accelerated and paid out in Team common stock.

The Compensation Committee chose net income as the measure of performance necessary for the achievement of the Performance Goals under the performance-based stock unit awards granted to Mr. Hawk in October 2008 and October 2009. In determining net income for purposes of the Performance Goal, the Committee utilizes net income as reported in the Company’s quarterly and annual reports filed with the SEC which may be adjusted by the Committee to take into account income charges for restructuring, extraordinary, unusual or non-recurring items, discontinued operations and cumulative effect of accounting changes, each as defined by Generally Accepted Accounting Principles or changes in tax laws, as identified on the face of the income statements or in the footnotes thereto, or in the Management’s Discussion and Analysis section of the Company’s annual report.

Under Mr. Hawk’s 2008 performance-based award (fiscal 2009), for each Performance Cycle (as defined below) during which the Company achieves the net income goal (the “2008 Performance Goal”), 25% of the 27,383 stock units awarded will vest annually over a period of four years beginning in October 2009 through October 2012, and, if necessary for catch-up vesting in October 2013. The 2008 award defines “Performance Cycle” as the 12 month period beginning September 1, 2008 and ending August 31, 2009 and thereafter each of the Company’s fiscal years ending May 31, 2010, 2011, 2012, and if necessary for purposes of catch-up vesting, fiscal year 2013. Mr. Hawk’s 2008 performance-based award provides for catch-up vesting by providing that in the event an annual Performance Goal is not achieved for any Performance Cycle the shares from that Performance Cycle may be vested on the next vesting date if the sum of the net income achieved by the Company for the unearned Performance Cycle and the current Performance Cycle equals or exceeds the cumulative annual net income goal for the combined Performance Cycles.

Under Mr. Hawk’s 2009 performance-based award, for each Performance Cycle (as defined below) during which the Company achieves the net income goal (the “2009 Performance Goal”), 25% of the 30,451 stock units awarded will vest annually over a period of four years beginning in October 2010 through October 2013, and, if necessary for catch-up vesting in October 2014. The 2009 award defines “Performance Cycle” as the 12 month period beginning September 1, 2009 and ending August 31, 2010 and thereafter each of the Company’s fiscal years ending May 31, 2011, 2012, 2013, and if necessary for purposes of catch-up vesting, fiscal year 2014. In the event the 2009 Performance Goal is not achieved for any Performance Cycle the shares from that Performance Cycle may be vested on the next vesting date if the sum of the net income achieved by the Company for the unearned Performance Cycle and the current Performance Cycle equals or exceeds the cumulative annual net income goal for the combined Performance Cycles.

For his 2008 performance-based award, the Compensation Committee determined that Mr. Hawk achieved the 2008 Performance Goal for the annual Performance Cycle ending in August 2009. Accordingly, in October 2009, the restriction lapsed for a portion of the award and Mr. Hawk was awarded 6,846 stock units which were converted to Team common stock in accordance with the terms of the award. The Compensation Committee will meet later this year to determine achievement of the performance goals for the annual Performance Cycles ending in 2010 under the terms of the 2008 and 2009 performance-based awards granted to Mr. Hawk. Additional information regarding the grant date fair value of the award made to Mr. Hawk is reported in the Summary Compensation Table and the Grants of Plan-Based Awards tables.

The 8,222 restricted stock units awarded to each of Messrs. Owen, Wallace, Victorson and Palmore in October 2009 permit each of them to receive, upon expiration of the time-based restrictions, shares in an amount equal to a specified number of shares of Team common stock. The restrictions on the awards expire in equal annual installments on the first, second, third and fourth anniversaries of the date of grant, unless earlier terminated in accordance with the Stock Incentive Plan. All restricted stock unit grants were made in the number of shares equal to the approved award dollar value divided by the closing market price of our shares on the date of grant, rounded up to the nearest whole share. In the event of a change of control (as such term is defined in the stock unit agreement and the Stock Incentive Plan) of the Company or in the event of a participant’s death, any outstanding performance stock units will be accelerated and paid out in Team common stock. Additional information regarding the grant date fair value of the equity awards made to Messrs. Owen, Palmore, Victorson and Wallace is reported in the Summary Compensation Table and the Grants of Plan-Based Awards tables.

The equity awards granted to our senior executives in fiscal 2010 had a lower dollar value than the fiscal 2009 awards as a result of the lowered performance expectations of the Company caused by the general slow-down of the economic environment. It is the Compensation Committee’s intention that equity awards be considered annually in October, although such awards are not guaranteed. The eligible employee population and specific form of awards may vary from year to year. The Compensation Committee will continue to monitor and consider the types of awards, vesting requirements, eligible employee pool and applicable accounting, tax and regulatory impacts of long-term incentive awards on an annual basis.

Compensation Practices—Tax Considerations

In establishing total compensation for our senior executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Section 162(m) of the Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a “named executive officer” in excess of $1 million for any year, unless that compensation is “performance-based”. One of the requirements of performance-based compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by a company’s shareholders. To the extent practical, the Compensation Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain and reward high-performing executives.

Employment Agreements

None of the Named Executive Officers have employment agreements. Please see “Executive Compensation and Other Matters—Senior Management Compensation and Benefit Continuation Policy” and “—Potential Payments Upon Termination” for a discussion of severance and change of control benefits pursuant to our policies.

Retirement Plans

Unlike many other companies our size, we do not provide supplemental executive retirement plans or defined benefit pension plans. We offer a defined contribution, or 401(k), plan to our employees based in the

United States, including the Named Executive Officers, which beginning in late August 2009 provides an employer match of 50% of up to 4% of the employee’s contribution.

Perquisites and Personal Benefits

We offer no special executive perquisites other than a car allowance, which is less than $10,000 per year. We offer medical benefits and life and disability insurance to our employees, including the Named Executive Officers. Personal benefit and perquisite amounts are not considered annual salary for calculation of bonuses, deferred compensation purposes, or 401(k) contribution purposes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The table below summarizes the total compensation paid or earned by the Named Executive Officers for each fiscal year for the three year period ended May 31, 2010. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Philip J. Hawk,	2010	$528,846	$—	$500,000	$—	$60,000	$22,798	$1,111,644
Chairman of the Board and Chief Executive Officer	2009	$550,000	$—	$750,000	$—	$220,000	$16,954	$1,536,954
	2008	$496,145	$—	$—	$1,764,492	$419,000	$17,253	$2,696,890

Ted W. Owen,	2010	$300,000	$—	$135,005	$—	$30,000	$23,987	$488,992
Executive Vice President, Chief Financial Officer and Treasurer	2009	$300,000	$—	$185,019	$—	$105,000	$16,467	$606,486
	2008	$273,075	$—	$—	$352,898	$152,000	$16,706	$794,679

Peter W. Wallace (5)	2010	$245,000	$—	$135,005	$—	$30,000	$15,533	$425,538
Executive Vice President, Chief Operating Officer	2009	$245,000	$—	$185,019	$—	$105,000	$10,092	$545,111
	2008	$223,077	$—	$—	$646,980	$152,000	$9,838	$1,031,895

Arthur F. Victorson,	2010	$270,000	$—	$135,005	$—	$53,000	$13,429	$471,434
Senior Vice President, TCM Division	2009	$270,000	$—	$185,019	$—	$120,000	$6,153	$581,872
	2008	$248,077	$—	$—	$352,898	$212,000	$3,692	$816,667

David C. Palmore,	2010	$270,000	$—	$135,005	$—	$30,000	$15,084	$450,089
Senior Vice President, TMS Division	2009	$270,000	$—	$185,019	$—	$110,000	$8,162	$573,181
	2008	$248,077	$—	$—	$352,898	$164,000	$8,864	$773,839

(1)	The stock awards column represents the dollar amount of share-based compensation granted in the applicable fiscal year in accordance with FASB No. 123(R) for restricted stock units (including performance-based restricted stock units) (collectively, the “restricted stock awards”) granted to each of the named executive officers.
(2)	There were no stock option awards in fiscal 2010. For a description of the assumptions made in calculating the proportionate share of the grant date fair value of the options recognized during fiscal 2008 in accordance with FASB Codification Topic 718 (ASC 718), see Note 10 to the Company’s footnotes to its audited financial statements as filed in the Form 10-K for the year ended May 31, 2010. These amounts reflect the grant date fair value for these awards for the year ended May 31, 2008 and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards.
(3)	Represents the bonuses earned for fiscal 2010, 2009 and 2008 under our Annual Executive Bonus Plan. The bonuses are paid subsequent to year end based on the final results for the fiscal year.
(4)	Represents vehicle allowances and employer contribution for insurance and the 401(k) plan.
(5)	Mr. Wallace was promoted to Executive Vice President and Chief Operating Officer effective June 2010. Mr. Wallace previously served as Senior Vice President, Commercial Support and Business Development.

Grants of Plan-Based Awards

The following table sets forth additional information relating to equity and non-equity incentive plan awards granted to the Named Executive Officers during the fiscal year ended May 31, 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Philip J. Hawk	—	$112,500	$225,000	$450,000	—	$—	$—
	10/15/09	$—	$—	$—	30,451	$—	$500,000

Ted W. Owen	—	$52,500	$105,000	$210,000	—	$—	$—
	10/15/09	$—	$—	$—	8,222	$—	$135,005

Peter W. Wallace	—	$52,500	$105,000	$210,000	—	$—	$—
	10/15/09	$—	$—	$—	8,222	$—	$135,005

Arthur F. Victorson	—	$57,500	$115,000	$230,000	—	$—	$—
	10/15/09	$—	$—	$—	8,222	$—	$135,005

David C. Palmore	—	$57,500	$115,000	$230,000	—	$—	$—
	10/15/09	$—	$—	$—	8,222	$—	$135,005

(1)	The 2010 Annual Executive Bonus Plan was based upon achievement of the fully diluted earnings per share goal in a range of $0.89 to $1.65 with a target of $1.03 and the operating profits target goals established by the Compensation Committee for the TCM and TMS business units. At the threshold earnings level, payouts would generally be 50% of target and at the maximum earnings level payouts would generally be 200% of target. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. Approved maximum represents maximum in compliance with Section 162(m) of the Code. Threshold represents the minimum level of performance for which payouts are authorized under the quantitative portion of our 2010 Annual Executive Bonus Plan. For Named Executive Officers, the Committee may use its discretion to award more or less than the threshold or target award regardless of whether the financial targets are met. The actual amount of incentive bonus paid to each Named Executive Officer with respect to fiscal 2010 performance is reported under the non-equity incentive plan compensation column in the Summary Compensation table.
(2)	For a description of the assumptions made in calculating the grant date fair value of the stock awards granted during fiscal 2010 in accordance with ASC 718, see Note 10 to the Company’s footnotes to its audited financial statements as filed in the Form 10-K for the year ended May 31, 2010. These amounts reflect our accounting value for these awards and do not correspond to the actual value, if any, that may be received by the Named Executive Officers for these awards.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table summarizes the equity awards we have made to our Named Executive Officers which are outstanding as of May 31, 2010.

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Name	Exercisable (#)	Unexercisable (#)
Philip J. Hawk	100,000	—		$2.65	10/01/11	—		$—
	10,000	—		$9.69	5/11/15	—		$—
	10,000	—		$9.57	5/12/15	—		$—
	4,000	—		$9.43	5/13/15	—		$—
	40,000	—		$9.23	8/12/15	—		$—
	46,000	—		$9.63	8/17/15	—		$—
	100,000	—		$13.28	1/17/16	—		$—
	90,000	30,000	(1)	$15.27	10/17/16	—		$—
	60,000	60,000	(2)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	20,537	(3)	$308,876
	—	—		$—	10/15/19	30,451	(4)	$457,983

Ted W. Owen	24,000	—		$7.84	6/24/14	—		$—
	10,000	—		$8.28	9/23/14	—		$—
	34,000	—		$9.23	8/12/15	—		$—
	15,000	5,000	(1)	$15.27	10/17/16	—		$—
	12,000	12,000	(2)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	5,066	(3)	$76,193
	—	—		$—	10/15/19	8,222	(4)	$123,659

Peter W. Wallace	7,000	—		$7.84	6/24/14	—		$—
	2,000	—		$8.20	11/9/14	—		$—
	12,000	—		$9.23	8/12/15	—		$—
	5,250	1,750	(1)	$15.27	10/17/16	—		$—
	22,000	22,000	(2)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	5,066	(3)	$76,193
	—	—		$—	10/15/19	8,222	(4)	$123,659

Arthur F. Victorson	5,000	—		$8.20	11/9/14	—		$—
	5,000	—		$9.23	8/12/15	—		$—
	30,000	—		$15.97	4/12/16	—		$—
	6,000	3,000	(1)	$15.27	10/17/16	—		$—
	12,000	12,000	(2)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	5,066	(3)	$76,193
	—	—		$—	10/15/19	8,222	(4)	$123,659

David C. Palmore	5,000	—		$8.43	1/28/15	—		$—
	20,000	—		$9.23	8/12/15	—		$—
	15,000	5,000	(1)	$15.27	10/17/16	—		$—
	12,000	12,000	(2)	$30.33	10/15/17	—		$—
	—	—		$—	10/15/18	5,066	(3)	$76,193
	—	—		$—	10/15/19	8,222	(4)	$123,659

(1)	Stock option award on 10/17/2006 that vests at the rate of 25% per year, with vesting dates of 10/17/2007, 10/17/2008, 10/17/2009 and 10/17/2010.
(2)	Stock option award on 10/15/2007 that vests at the rate of 25% per year, with vesting dates of 10/15/2008, 10/15/2009, 10/15/2010 and 10/15/2011.
(3)	Restricted stock unit award on 10/15/2008 that vests at the rate of 25% per year, with vesting dates of 10/15/2009, 10/15/2010, 10/15/2011 and 10/15/2012. See “Fiscal 2010 Long-Term Incentive Awards” for a full description of the awards.
(4)	Restricted stock unit award on 10/15/2009 that vests at the rate of 25% per year, with vesting dates of 10/15/2010, 10/15/2011, 10/15/2012 and 10/15/2013. See “Fiscal 2010 Long-Term Incentive Awards” for a full description of the awards.
(5)	Market value calculated based on the 5/31/10 close price of $15.04.

Option Exercises and Stock Vested in Fiscal 2010

The following table sets forth information, for the Named Executive Officers on (1) stock option exercises during fiscal 2010, including the number of shares acquired on exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip J. Hawk	—	$—	6,846	$109,604
Ted W. Owen	—	$—	1,689	$27,041
Peter W. Wallace	—	$—	1,689	$27,041
Arthur F. Victorson	—	$—	1,689	$27,041
David C. Palmore	—	$—	1,689	$27,041

Equity Compensation Plan Information

The following table sets forth information as of May 31, 2010, with respect to our equity compensation plans previously approved by our shareholders and equity compensation plans not previously approved by our shareholders

	Equity Compensation Plans
Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of outstanding stock awards(a) (1)	Weighted average exercise price of outstanding options and vesting of outstanding stock awards(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
Equity compensation plans approved by shareholders	2,510,930	$14.54	656,209
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	2,510,930	$14.54	656,209

(1)	Through July 31, 2010 1,000 options that were outstanding on May 31, 2010 have been exercised. No stock awards outstanding at May 31, 2010 vested through July 31, 2010.

Senior Management Compensation and Benefit Continuation Policy

In August 2007, the Board adopted a Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”) that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of continued compensation in the event of a separation from the Company for any reason other than “for cause.” In December 2008, the Executive Severance Policy was amended by our Board of Directors to comply with Section 409A of the Code. In August 2010, the Executive Severance Policy was amended by our Board of Directors to add Executive Vice Presidents to the Executive Severance Policy.

The Executive Severance Policy provides generally that upon (i) involuntary termination by the Company without cause and (ii) employee voluntary termination for good reason, the terminated executive would receive:

•

a continued salary for a stated period (18 months for the CEO,15 months for Executive Vice Presidents and 12 months for Senior Vice Presidents), a portion of which may be paid in a single lump sum if necessary to satisfy Section 409A exception requirements;

•	a single lump sum payment ($19,000 for the CEO, $15,500 for Executive Vice Presidents and $12,500 for the Senior Vice Presidents) to compensate the executives for health and welfare benefits; and

•	access to outplacement assistance paid by the Company for six months.

In exchange for such benefits, the executive must enter into a general release agreement and one-year non-competition agreement with the Company. If the employee breaches the non-competition agreement prior to its expiration, we have the right to suspend all subsequent severance payments and to seek restitution for payments already made.

Severance benefits are also triggered when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, the terminated executive would generally receive:

•

a supplemental single lump sum salary payment equivalent to 36 months for the CEO, 30 months for Executive Vice Presidents and 24 months for Senior Vice Presidents, payable on the 91st day following termination;

•

a supplemental single sum compensation payment representing annual bonus opportunities, calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (three times annual bonus opportunity for the CEO, two and one-half times annual bonus opportunity for Executive Vice Presidents and two times annual bonus opportunity for Senior Vice Presidents), payable on the 91st day following termination;

•

a single lump sum payment ($66,000 for the CEO, $55,000 for Executive Vice Presidents and $44,000 for Senior Vice Presidents) to compensate the executives for health and welfare benefits paid on 91st day following termination; and

•	access to outplacement assistance paid by the Company for six months.

These enhanced severance benefits are generally payable 91 days after termination from employment and are only available where both a change in control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such benefits, the executive must enter into a general release agreement with the Company. For purposes of the Executive Severance Policy, the following definitions apply:

A “change in control” is any “change in control event” referred to in Treasury Regulation Section 1.409A-3(i)(5)(i).

A “voluntary separation for good reason” means the termination of employment by the executive upon the occurrence of any of the following events without the consent of the executive:

•	a material diminution in the base compensation of the executive;

•	a material change in geographic work location for an executive to a location more than 50 miles from the executive’s current work location; or

•

a material diminution in the executive’s authorities, duties or responsibilities, and position within the leadership team; provided, however, that a “voluntary separation for good reason” shall not be considered to occur solely because an executive’s authorities, duties or responsibilities, and position are reallocated to other senior executives based on a good faith determination by the Board that such reallocation is necessary in order for the Company adequately to address material growth and/or expansion of the business.

An “involuntary termination of employment without cause” means a termination from employment that is not the result of:

•	a good faith determination by the Board that the executive knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or

•	a good faith determination by the Board that the executive knowingly violated the Company’s Code of Ethical Conduct.

The Board administers this policy consistent with Section 409A of the Code and makes the final good faith determination on whether or not an involuntary termination is for cause or without cause; whether or not a voluntary termination is for good reason; and whether or not a change of control event has occurred and is objectively determinable.

Potential Payments Under Various Termination Scenarios

As discussed above under “—Senior Management Compensation and Benefit Continuation Policy,” the Board adopted a policy that recognizes the leadership roles that are critical to our success and provides our executive management with reasonable assurances of compensation in the event of a separation from the Company for any reason other than “for cause.” Based on the terms of the Executive Severance Policy, the amount of compensation payable to each Named Executive Officer in each situation is listed below. The following information assumes the involuntary termination by the Company without cause, the voluntary termination by the employee for good reason or the change of control and executive termination occurred on May 31, 2010. As of May 31, 2010, there were Executive Vice Presidents of the Company. Since May 31, 2010, Mr. Owen and Mr. Wallace have been promoted to Executive Vice Presidents and would be eligible for the additional benefits afforded to Executive Vice Presidents under the Executive Severance Policy, as amended in August 2010.

Philip J. Hawk: Benefits Payable Upon Termination as of 5/31/10	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$793,000	$—	$—	$19,000	$812,000
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$1,587,000	$984,200	$765,352	$66,000	$3,402,552

Ted W. Owen (2): Benefits Payable Upon Termination as of 5/31/10	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$300,000	$—	$—	$12,500	$312,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$600,000	$254,100	$199,852	$44,000	$1,097,952

Peter W. Wallace (3): Benefits Payable Upon Termination as of 5/31/10	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$245,000	$—	$—	$12,500	$257,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$490,000	$218,000	$199,852	$44,000	$951,852

Arthur F. Victorson: Benefits Payable Upon Termination as of 5/31/10	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$270,000	$—	$—	$12,500	$282,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$540,000	$321,600	$199,852	$44,000	$1,105,452

David C. Palmore: Benefits Payable Upon Termination as of 5/31/10	Salary	Incentive Bonus	Outstanding Unvested Equity Awards (1)	Healthcare/ Life Insurance/ Long-Term Disability	Total
Involuntary Termination by Company Without Cause/Voluntary Termination by Employee for Good Reason	$270,000	$—	$—	$12,500	$282,500
Change of Control and Involuntary Termination by Company Without Cause or Voluntary Termination by Employee for Good Reason	$540,000	$280,600	$199,852	$44,000	$1,064,452

(1)	All options and restricted stock units vest upon a change in control. This amount represents the net realizable value of the unvested options and restricted stock units at May 31, 2010. This amount is calculated assuming the restricted stock units vest and the unvested options are exercised at the May 31, 2010 close price of $15.04.
(2)	Mr. Owen was promoted to Executive Vice President in June 2010. Under the Executive Severance Policy as amended August 2010, Mr. Owen would now be eligible to receive an additional $78,000 upon an involuntary termination by the Company without cause or a voluntary termination for good reason and an additional $225,000 upon a change in control and involuntary termination by the Company without cause or a voluntary termination by Mr. Owen for good reason.
(3)	Mr. Wallace was promoted to Executive Vice President in June 2010. Under the Executive Severance Policy, as amended August 2010, Mr. Wallace would now be eligible to receive an additional $115,000 upon an involuntary termination by the Company without cause or a voluntary termination for good reason and an additional $288,000 upon a change in control and involuntary termination by the Company without cause or a voluntary termination by Mr. Wallace for good reason.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock (our only class of voting securities) as of July 31, 2010 of (a) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (b) each director or nominee for director, (c) the Named Executive Officers and (d) all senior executive officers and directors as a group. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person that are exercisable as of July 31, 2010. Unless otherwise indicated, the address of each person named below is the address of the Company at 200 Hermann Drive, Alvin, Texas 77511.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Philip J. Hawk	791,799	(2)	4.2%
Ted W. Owen	132,895	(2)	*
Peter W. Wallace	57,167	(2)	*
Arthur F. Victorson	64,285	(2)	*
David C. Palmore	53,242	(2)	*
Louis A. Waters	394,255	(2)	2.1%
Vincent D. Foster	46,447	(2)	*
Jack M. Johnson, Jr.	182,111	(2)	1.0%
Robert A. Peiser	34,719	(2)	*
Emmett J. Lescroart	100,203	(2)	*
Sidney B. Williams	223,577	(3)	1.2%
All directors, nominees and executive officers as a group (13 persons)	2,219,516	(4)	11.7%

*	Less than 1% of outstanding common stock.
(1)	The information as to beneficial ownership of common stock has been furnished, respectively, by the persons and entities listed, except as indicated below. Each individual or entity has sole power to vote and dispose of all shares listed opposite his or its name except as indicated below.
(2)	Includes shares that may be acquired within 60 days of July 31, 2010 through the exercise of options to purchase shares of our common stock and shares held in an employee benefit plan as follows, respectively: Mr. Hawk—460,000 and 0; Mr. Owen—95,000 and 2,536; Mr. Wallace—48,250 and 7,675; Mr. Victorson—58,000 and 5,101; Mr. Palmore—52,000 and 0; Mr. Waters—60,000 and 0; Mr. Foster—40,000 and 0; Mr. Johnson, Jr.—60,000 and 0; Mr. Peiser—20,000 and 0; and Mr. Lescroart—95,000 and 0.
(3)	Includes 5,730 shares owned by Nancy Williams, Mr. Williams’ wife and 8,000 shares held by Mr. Williams’ adult children. Mr. Williams disclaims any economic interest in these shares. Also includes 90,000 shares that may be acquired within 60 days of July 31, 2010 through the exercise of options to purchase shares of our common stock.
(4)	Includes 31,369 shares held in an employee benefit plan and 1,195,750 shares which may acquired within 60 days of July 31, 2010 through the exercise of options to purchase shares of our common stock.

We do not know of any arrangement that may at a subsequent date result in a change of control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of reports and written representations furnished to us, we believe that during fiscal 2010 all filings with the SEC by our senior executive officers and directors complied with requirements for reporting ownership and changes in ownership of Team’s common stock pursuant to Section 16(a) of the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As matters come up, the Company relies on its corporate legal counsel to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based upon the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the four members of our Board identified below. Each Audit Committee member is independent, as defined by the applicable listing requirements of NASDAQ. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2010 with senior management and has discussed with KPMG LLP (“KPMG”), the independent auditors for Team, the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed the auditors’ independence from Team and its management with KPMG.

The Board has adopted a written charter for the Audit Committee, a copy of which is posted on our website at www.teamindustrialservices.com on the “Investors” page under “Governance”.

The Audit Committee has discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and KPMG, with and without representatives of management, to discuss the results of their examinations, the evaluations of our internal controls and the overall quality of our accounting principles.

In performing all of these functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of our management and KPMG which, in its report, expresses an opinion on whether or not our annual financial statements conform, in all material respects, with accounting principles generally accepted in the United States and on management’s assessment of the effectiveness of the our internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2010 filed with the Securities and Exchange Commission.

Audit Committee

Vincent D. Foster, Chairman

Jack M. Johnson, Jr.

Louis A. Waters

Sidney B. Williams

INFORMATION ON INDEPENDENT PUBLIC ACCOUNTANTS

A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement if such representative desires to do so and to respond to appropriate questions presented at the meeting.

Principal Accountant Fees and Services

The following table sets forth the fees billed by KPMG in each of the past two fiscal years:

	FY 2010	FY 2009
Audit Fees	$860,000	$835,000
Audit-Related Fees	$34,000	$47,000
Tax Fees	$—	$13,000
All Other Fees	$—	$—

Audit-related fees consist of fees associated with the audit of our 401(k) Plan. Tax fees consist of fees associated with the preparation of our Federal and state income tax returns for the subject years.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. In June 2006, the Audit Committee authorized the Chief Financial Officer to engage KPMG on matters not exceeding $10,000; provided that KPMG is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by KPMG did not impact KPMG’s independence in the conduct of their auditing functions.

Under its charter, the Audit Committee has the duty and responsibility for ensuring the rotation of audit partners as required by law as well as periodically evaluating whether to rotate our independent auditors.

ANNUAL REPORT ON FORM 10-K

The Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended May 31, 2010, including the financial statements and the financial statement schedules, as filed with the SEC, to any person whose proxy is being solicited, upon written request to Team, Inc., Attention: André C. Bouchard Corporate Secretary, 200 Hermann Drive, Alvin, Texas 77511.

SHAREHOLDER PROPOSALS

Any proposal by a shareholder to be presented at our 2011 Annual Meeting of Shareholders must be received by the Company no later than April 29, 2011 in order to be eligible for inclusion in our Proxy Statement and form of proxy used in connection with the 2011 Annual Meeting of Shareholders.

OTHER BUSINESS

Management does not intend to bring any business before the 2010 Annual Meeting other than the matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented at the 2010 Annual Meeting by others. If, however, any other matters properly come before the 2010 Annual Meeting, it is intended that the persons named in the accompanying proxy will vote, pursuant to the proxy, in accordance with their best judgment on such matters.

André C. Bouchard

Senior Vice President, Administration, General Counsel & Secretary

August 26, 2010

This map is provided for the convenience of our shareholders attending the 2010 Annual Meeting of Shareholders. Complimentary parking will be provided. In case of any difficulty, please telephone the Company at (281) 331-6154.

TEAM, INC.

ANNUAL MEETING

(200 Hermann Drive)

PLEASE MARK VOTES

AS IN THIS EXAMPLE

Nominees: (01) Emmett J. Lescroart and (02) Sidney B. Williams

INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

Mark here if you plan to attend the meeting

Sign above

Mark here for address change and note change

This Proxy will be voted in accordance With the specifications made hereon. If no contrary specification is made, then this Proxy will be voted FOR Proposals 1 and 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any postponements or adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement burnished herewith, PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY in the enclosed, pre-addressed stamped envelope.

lh. IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW 4

Shareholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL PROXY VOTING INSTRUCTIONS

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., September 30, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

II

The Board of Directors recommends a vote “FOR’

All the nominees listed and FOR proposal 2.

1. Election of class Ill Directors

REVOCABLE PROXY TEAM, INC.

Withhold For All For Alt Except

Annual Meeting of Shareholders

SEPTEMBER 30, 2010

For

2. Ratification at the appointment of KPMG LLP as the

Company’s independent registered public accounting firm for

the year ended May 31, 2011.

Against Abstain

Please be sure to date and sign this proxy card in the box below.

Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

p

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to

3 a.m., September 30, 2010:

866-439-4324

Vote by Internet

anytime prior to

3 a.m., September 30, 2010 go to

https ://www.proxyvotenow.com/tisi

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!

REVOCABLE PROXY

TEAM, INC.

ANNUAL MEETING OF SHAREHOLDERS

September 30, 2010

3:00 RM.

The undersigned hereby appoints ANDRE C. BOUCHARD and TED W. OWEN with full power of substitution and ratification, attorney and proxy of the undersigned to vote all shares of Team, Inc. which the undersigned is entitled to vote at the annual meeting of shareholders to be held at Team’s offices at 200 Hermann Drive, Alvin, Texas 77511, at 3:00 p.m. (local time) on Thursday, September 30, 2010, and at any adjournment(s) or postponement(s) thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

TEAM, INC. ANNUAL MEETING, SEPTEMBER 30, 2010

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call toll free 866-439-4324 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2. Via the Internet at https://www.proxyvotenow.comltisi and follow the instructions,

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

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